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KPMG Peat Marwick LLP
6565 Americas Parkway, NE Suite 700
Post Office Box 3939
Albuquerque, New Mexico 87190




The Board of Directors
SBS Technologies, Inc. and
     Bit 3 Computer Corporation:

We consent to the use of our reports included herein and to the references to our firm under the headings "Selected Financial Data" and "Experts" in the prospectus.



                                            KPMG Peat Marwick LLP


Albuquerque, New Mexico
November 5, 1996